Exhibit 10.1

$500,000,000
TERM LOAN AGREEMENT
Dated as of January 4, 2006
among
PROLOGIS
and
CERTAIN AFFILIATE BORROWERS,
as Borrowers,
BANK OF AMERICA, N.A.,
as Administrative Agent,
and
The Lenders Party Hereto

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SCHEDULES

2.1	Term Loan Commitments and Applicable Percentages
5.6	Litigation
5.9	Environmental Matters
10.2	Administrative Agent’s Office; Certain Addresses for Notices
10.6	Processing and Recordation Fees

EXHIBITS

Form of
A-1	Funding Notice
A-2	Loan Notice
B	Note
C	Compliance Certificate
D	Assignment and Assumption
E	Guaranty
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TERM LOAN AGREEMENT
     This TERM LOAN AGREEMENT is entered into as of January 4, 2006, among PROLOGIS, a Maryland real estate investment trust (“ProLogis”), PROLOGIS NORTH AMERICAN INDUSTRIAL FUND III, LP, a Delaware limited partnership, PROLOGIS NORTH AMERICAN INDUSTRIAL FUND IV, LP, a Delaware limited partnership, PROLOGIS THIRD U.S. PROPERTIES LP, a Delaware limited partnership, and each Consolidated Affiliate or Unconsolidated Affiliate of ProLogis that assumes a Borrower’s obligations under this Agreement pursuant to Section 10.6.1 (each, an “Affiliate Borrower,” and collectively, “Affiliate Borrowers;” ProLogis and Affiliate Borrowers are each a “Borrower,” and collectively, “Borrowers”), each lender from time to time party hereto (collectively, the “Lenders,” and each individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent and a Lender.
     ProLogis has requested that Lenders provide a multiple-advance term loan to Borrowers, and Lenders are willing to do so on the terms and conditions set forth herein.
     In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
     1.1 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
     “Acquired Properties” means Properties described in clause (a)(iii) of the definition of Total Asset Value.
     “Actual Capital Expenditures” means, for any period, all expenditures by the Companies that are properly classified as a capital asset for tenant improvements, capitalized lease commissions on previously leased space, and recurring capital expenditures relating to any Property, in each case as reported in ProLogis’ “Consolidated Condensed Statements of Cash Flows” in its financial statements filed with the SEC.
     “Adjusted EBITDA” means, for the Companies, on a consolidated basis, for any period, net earnings before Restricted Payments with respect to preferred Equity Interests determined in accordance with GAAP plus (minus):
     (a) Extraordinary losses (extraordinary gains) determined in accordance with GAAP and reflected in the determination of net earnings;
     (b) Losses (gains) from the Disposition or write-down of Properties that are not classified as: (i) “Gains (losses) on dispositions of CDFS business assets” (which includes Dispositions of CDFS Properties to Property Funds, Dispositions of CDFS Properties to third parties under build-to-suit contracts and Dispositions
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of land); (ii) “Discontinued operations – CDFS business assets” (which includes Dispositions of CDFS Properties to third parties); or (iii) “Gains (losses) on dispositions of investments in Property Funds;”
     (c) Losses (gains) resulting from certain foreign currency exchange effects of settlement of intercompany Indebtedness and mark-to-market adjustments associated with intercompany Indebtedness between ProLogis and its Consolidated Subsidiaries and its Unconsolidated Affiliates (as disclosed publicly in ProLogis’ quarterly earnings reports to investors in the “Reconciliation of Net Earnings (Loss) to Funds From Operations”);
     (d) Losses (gains) resulting from foreign currency effects from the remeasurement of certain third party Indebtedness of ProLogis’ foreign Consolidated Subsidiaries and its foreign Unconsolidated Affiliates (as disclosed publicly in ProLogis’ quarterly earnings reports to investors in the “Reconciliation of Net Earnings (Loss) to Funds From Operations”);
     (e) Losses (gains) associated with mark-to-market adjustments to foreign exchange Swap Contracts;
     (f) Amortization of above market lease value from the purchase accounting impact of any corporate or portfolio acquisitions (Financial Accounting Standards Board Statement No. 141 adjustments);
     (g) Mark-to-market amortization of Indebtedness arising from the purchase accounting impact of corporate acquisitions; and
     (h) Losses (gains) from early extinguishment of Indebtedness;
     plus all amounts deducted in calculating net earnings in accordance with GAAP, for Interest Expense, deferred income taxes, depreciation and amortization.
     For purposes of calculating the Fixed Charge Coverage Ratio and the Unencumbered Debt Service Coverage Ratio, Adjusted EBITDA shall be increased by the amount of any operating lease payments related to transactions in which such Person or an Affiliate of such Person leases, as lessee, any Property or other assets that it owned and sold, transferred, or otherwise Disposed of to the lessor (or a predecessor in interest to the lessor). Notwithstanding the above, (i) write-downs and impairment charges incurred on or before December 31, 2004, (ii) gains or losses and impairment charges associated with the disposition of Refrigerated Warehouse Properties and technology Investments, and (iii) impairment charges resulting from mark-to-market adjustments of Properties in Unconsolidated Affiliates shall be added back to (in the case of write-downs, impairment charges, and losses) or deducted from (in the case of gains) EBITDA to the extent deducted (added) in the calculation of Adjusted EBITDA.
     “Administrative Agent” means Bank of America, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
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     “Administrative Agent’s Office” means Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.2, or such other address or account as Administrative Agent may from time to time provide to ProLogis and Lenders.
     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by Administrative Agent.
     “Advance Date” means the date on which an advance is made under the Term Loan Commitments.
     “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
     “Affiliate Borrower” and “Affiliate Borrowers” have the meanings specified in the introductory paragraph hereto.
     “Agreement” means this Term Loan Agreement.
     “Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the total Term Loan Commitments represented by such Lender’s Term Commitment at such time. If the Term Loan Commitments have been fully advanced hereunder or terminated pursuant to Section 8.2 or if the Availability Period has expired, then the Applicable Percentage of such Lender shall be the percentage (carried out to the ninth decimal place) of the Outstanding Amount held by such Lender.
     “Appraisal Properties” means Properties located in the United States for which ProLogis has a third-party appraisal that is dated within eighteen (18) months of the applicable date of determination.
     “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.6.2), and accepted by Administrative Agent, in substantially the form of Exhibit D or any other form approved by Administrative Agent.
     “Audited Financial Statements” means the audited consolidated balance sheet of the Companies for the fiscal year ended December 31, 2004, and the related consolidated statements
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of income or operations, shareholders’ equity and cash flows for such fiscal year of the Companies, including the notes thereto.
     “Availability Period” means the period from the Closing Date to the earlier of (a) January 31, 2006, and (b) the date of termination of all the Term Loan Commitments pursuant to Section 8.2.
     “Bank of America” means Bank of America, N.A. and its successors.
     “Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
     “Base Rate Loan” means a portion of a Term Loan that bears interest based on the Base Rate.
     “Borrower” and “Borrowers” have the meanings specified in the introductory paragraph hereto.
     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
     “Capital Expenditures” means, for any period, an amount equal to the sum of (a) in the case of Properties that are not Refrigerated Warehouse Properties, the greater of (i) Actual Capital Expenditures with respect to such Properties for such period, and (ii) the product of (A) the sum of the total square footage with respect to all completed industrial space in all such Properties (excluding Properties where the tenant is responsible for capital expenditures) as of the last day of each of the immediately preceding five (5) calendar quarters, divided by five (5), and (B) $0.15, and (b) in the case of Properties that are Refrigerated Warehouse Properties, the greater of (i) Actual Capital Expenditures with respect to such Properties during such period, and (ii) the product of (A) the sum of the total cubic footage with respect to all completed space in all such Properties as of the last day of each of the immediately preceding five (5) calendar quarters, divided by five (5), and (B) $0.10.
     “Capital Lease” means any capital lease or sublease that has been (or under GAAP should be) capitalized on a balance sheet of the lessee.
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     “Cash Equivalents” means (a) direct obligations of the United States of America or any agency thereof, or obligations fully guaranteed by the United States of America or any agency thereof, provided that such obligations mature within one (1) year of the date of acquisition thereof, (b) commercial paper rated “A-1” (or higher) according to S&P, or “AP-1” (or higher) according to Moody’s and maturing not more than one hundred eighty (180) days from the date of acquisition thereof, (c) time deposits with, and certificates of deposit and bankers’ acceptances issued by any Lender or any other United States bank having capital surplus and undivided profits aggregating at least $1,000,000,000 and (d) mutual funds whose investments are substantially limited to the foregoing.
     “Catellus Acquisition” means the transactions contemplated by the Agreement and Plan of Merger dated as of June 5, 2005 among ProLogis, Palmtree Acquisition Corporation and Catellus Development Corporation.
     “CDFS” means ProLogis’ corporate distribution facilities services operating segment.
     “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
     “Change of Control” means an event or series of events by which:
     (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of twenty-five percent (25%) or more of the equity securities of ProLogis entitled to vote for members of the board of directors or equivalent governing body of ProLogis on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or
     (b) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of ProLogis cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing
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body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or
     (c) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of ProLogis, or control over the equity securities of ProLogis entitled to vote for members of the board of directors or equivalent governing body of ProLogis on a fully-diluted basis (and taking into account all such securities that such Person or group has the right to acquire pursuant to any option right) representing twenty-five percent (25%) or more of the combined voting power of such securities.
     “Closing Date” means the first date all the conditions precedent in Article IV are satisfied or waived in accordance with Section 10.1.
     “Code” means the Internal Revenue Code of 1986.
     “Companies” means ProLogis and its Consolidated Subsidiaries; provided that for purposes of Sections 5.1, 5.2, 5.3, 5.6, 5.7, 5.13(b), 5.15, 5.17, 8.1.5, 8.1.6, 8.1.7, 8.1.8 and 8.1.9, “Companies” shall also include each Borrower that (a) is not ProLogis or a Consolidated Subsidiary and (b) has any outstanding Obligations or a pending Funding Notice; and “Company” means any one of the Companies.
     “Compliance Certificate” means a certificate substantially in the form of Exhibit C.
     “Consolidated Leverage Ratio” means, as of any date, the ratio of (a) the sum of (i) all Indebtedness of the Companies, on a consolidated basis, plus (ii) the Companies’ Share of all Indebtedness of Unconsolidated Affiliates of the Companies, to (b) Total Asset Value.
     “Consolidated Net Worth” means, for the Companies, on a consolidated basis, as of any date, (a) Total Assets, minus (b) all Liabilities, minus (c) the amount determined in accordance with GAAP attributable to any minority interests in Consolidated Subsidiaries.
     “Consolidated Subsidiary” means any Person in whom ProLogis directly or indirectly holds an Equity Interest and whose financial results would be consolidated under GAAP with the financial results of ProLogis on the consolidated financial statements of ProLogis.
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     “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
     “Contribution Value” means, as of any date with respect to any Japan Properties Fund Property or Korea Properties Fund Property, the price at which such Property was acquired by the Japan Properties Fund or the Korea Properties Fund, as the case may be.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     “Customary Recourse Exceptions” means, with respect to any Non-Recourse Debt, exclusions from the exculpation provisions with respect to such Non-Recourse Debt for fraud, misapplication of cash, environmental claims, and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate indemnification agreements in non-recourse financings of real estate.
     “Debt Service” means, for any Person for any period, the sum of Interest Expense plus any regularly scheduled principal payments on Indebtedness plus any operating lease payments related to transactions in which such Person or an Affiliate of such Person leases, as lessee, any Property or other assets that it owned and sold, transferred, or otherwise Disposed of to the lessor (or a predecessor in interest to the lessor); provided that Debt Service shall not include Excluded Debt Service.
     “Debtor Relief Laws” means Title 11 of the United States Code and all other applicable state or federal liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
     “Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
     “Default Rate” means an interest rate equal to (a) the Base Rate, plus (b) 2% per annum; provided that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate otherwise applicable to such Eurodollar Rate Loan plus 2% per annum.
     “Defaulting Lender” means any Lender that (a) has failed to fund any portion of its Term Loan required to be funded by it on the Closing Date, (b) has otherwise failed to pay over to Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.
North American Fund Bridge Loan Agreement

     “Disposition” or “Dispose” means the sale, transfer, license, lease, contribution, or other disposition (including any sale and leaseback transaction, but excluding charitable contributions) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
     “Disqualified Stock” means any of ProLogis’ Equity Interests which by its terms (or by the terms of any Equity Interests into which it is convertible or for which it is exchangeable or exercisable) (a) matures or is subject to mandatory redemption, pursuant to a sinking fund obligation or otherwise, (b) is convertible into or exchangeable or exercisable for a Liability or Disqualified Stock during the term of this Agreement, (c) is redeemable during the term of the credit agreement at the option of the holder of such Equity Interests, or (d) otherwise requires any payments by ProLogis, in each case on or before the Maturity Date (as defined in the Global Senior Credit Agreement).
     “Dollar” and “$” mean lawful money of the United States.
     “Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural Person) approved by (i) Administrative Agent, and (ii) unless an Event of Default has occurred and is continuing, ProLogis (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include ProLogis or any of ProLogis’ Affiliates or Subsidiaries.
     “Encumbered Properties” means, any Properties or other assets that are subject to any Liens (other than Permitted Liens) securing any Liabilities.
     “Environmental Laws” means any and all Federal, state, provincial, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
     “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of ProLogis or any of its Affiliates directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “Equity Interests” means, with respect to any Person, all shares of capital stock of (or other ownership or profit interests in) such Person, all warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or
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profit interests in) such Person, all securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person, and all other ownership, beneficial or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, in each case to the extent then outstanding.
     “ERISA” means the Employee Retirement Income Security Act of 1974.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with ProLogis within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
     “ERISA Event” means: (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by ProLogis or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by ProLogis or any ERISA Affiliate from a Multiemployer Plan or receipt by ProLogis or any ERISA Affiliate of notification that a Multiemployer Plan is in reorganization; (d) the filing by ProLogis or any ERISA Affiliate of a notice of intent to terminate any Pension Plan, the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; or (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan.
     “Eurodollar Rate” for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by Administrative Agent from time to time) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two (2) Business Days prior to the commencement of such Interest Period.
     “Eurodollar Rate Loan” means a portion of a Term Loan that bears interest at a rate based on the Eurodollar Rate.
     “European Appraised Value” means, as of any date with respect to any European Properties Fund Property, the appraised value of such Property determined pursuant to the most-recent
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independent, third-party appraisal obtained in accordance with the constituent documents of the European Properties Fund.
     “European Properties Fund” means ProLogis European Properties Fund, a Luxembourg fonds commun de placement (FCP), or any successor Property Fund.
     “European Properties Fund Properties” means, as of any date of determination, Industrial Properties owned by the European Properties Fund.
     “Event of Default” has the meaning specified in Section 8.1.
     “Excluded Debt Service” means, for any period, any regularly scheduled principal payments on (a) any Indebtedness which pays such Indebtedness in full, but only to the extent that the amount of such final payment is greater than the scheduled principal payment immediately preceding such final payment, and (b) any Indebtedness that is rated at least Baa3 and BBB-, as the case may be, by at least two (2) of Moody’s, S&P and Fitch.
     “Excluded Properties” means Refrigerated Warehouse Properties, European Properties Fund Properties, Japan Properties Fund Properties, Korea Properties Fund Properties, Acquired Properties, and Appraisal Properties.
     “Excluded Taxes” means, with respect to Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized, in which such recipient’s principal office is located or in which such recipient is otherwise conducting business and subject to such taxes or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which such Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by ProLogis under Section 10.12), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.1(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the applicable Borrower with respect to such withholding tax pursuant to Section 3.1(a).
     “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal
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Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by Administrative Agent.
     “Fitch” means Fitch IBCA, Duff & Phelps, a division of Fitch, Inc. (or any successor thereof) or, if Fitch no longer publishes ratings, then another ratings agency selected by ProLogis and reasonably acceptable to Administrative Agent.
     “Fitch Rating” means the most recently-announced rating from time to time of Fitch assigned to any class of long-term senior, unsecured (or secured solely pursuant to the Pledge Agreements (as defined in the Global Senior Credit Agreement)) debt securities issued by ProLogis, as to which no guaranty or third party credit support is in place, regardless of whether all or any part of such Indebtedness has been issued at the time such rating was issued.
     “Fixed Charge Coverage Ratio” means, as of any date, the ratio of (a) (i) Adjusted EBITDA, minus (ii) Capital Expenditures, to (b) the sum of (i) Debt Service in respect of all Indebtedness, plus (ii) Preferred Dividends, in each case for the Companies on a consolidated basis (and including the Companies’ Share of such amounts for their Unconsolidated Affiliates) and for the four (4) fiscal quarters ending on the date of determination.
     “Foreign Lender” means any Lender that is not organized under the laws of a jurisdiction of the United States, a State thereof or the District of Columbia.
     “FRB” means the Board of Governors of the Federal Reserve System of the United States.
     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
     “Funding Notice” means a notice of the funding of an advance under the Term Loan Commitments pursuant to Section 2.1(b), which, if in writing, shall be substantially in the form of Exhibit A-1.
     “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
     “Global Senior Credit Agreement” means the Global Senior Credit Agreement dated as of October 6, 2005, between Bank of America, as Global Administrative Agent, ProLogis, and certain other agents, lenders, and borrowers that are parties thereto.
North American Fund Bridge Loan Agreement

     “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
     “Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. Guarantees shall not include contingent obligations under any Special Limited Contribution Agreement (“SLCA”) in connection with certain of its contributions of Properties to Property Funds pursuant to which a Company is obligated to make additional capital contributions to the respective Property Fund under certain circumstances unless the obligations under such SLCA are required under GAAP to be included in “liabilities” on the balance sheet of the Companies. The term “Guarantee” as a verb has a corresponding meaning.
     “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
     “Indebtedness” means, for any Person, all monetary obligations (without duplication) of such Person (a) for borrowed money, (b) evidenced by bonds, debentures, notes, or similar instruments, (c) to pay the deferred purchase price of property or services except (i) trade payables arising in the ordinary course of business, (ii) deferred tax Liabilities, (iii) obligations incurred in the ordinary course of business to pay the purchase price of stock so long as such obligations are paid within customary settlement terms, and (iv) obligations to purchase stock
North American Fund Bridge Loan Agreement

(other than stock of ProLogis or any of its Consolidated Subsidiaries or Affiliates) pursuant to subscription or stock purchase agreements in the ordinary course of business, (d) secured by a Lien existing on any property of such Person, whether or not such obligation shall have been assumed by such Person; provided that the amount of any Indebtedness under this clause (d) that has not been assumed by such Person shall be equal to the lesser of the stated amount of such Indebtedness or the fair market value of the property securing such Indebtedness, (e) arising under Capital Leases to the extent included on a balance sheet of such Person, (f) arising under Swap Contracts exclusive of interest rate contracts purchased to hedge indebtedness in the ordinary course of business and net of obligations owed to such Person under Swap Contracts, and (g) arising under any Guarantee of such Person (other than (i) endorsements in the ordinary course of business of negotiable instruments or documents for deposit or collection, (ii) indemnification obligations and purchase price adjustments pursuant to acquisition agreements entered into in the ordinary course of business and (iii) any Guarantee of Liabilities of a third party that do not constitute Indebtedness). The amount of any Indebtedness shall be determined without giving effect to any mark-to-market increase or decrease resulting from the purchase accounting impact of corporate or portfolio acquisition or any mark-to-market remeasurement of the amount of any Indebtedness denominated in a currency other than Dollars. Indebtedness shall not include obligations under any assessment, performance, bid or surety bond or any similar bonding obligation.
     “Indemnified Taxes” means Taxes other than Excluded Taxes.
     “Indemnitees” has the meaning specified in Section 10.4.2.
     “Industrial Property” means a Property that is used for manufacturing, processing or warehousing.
     “Information” has the meaning specified in Section 10.7.
     “Interest Expense” means, for any Person for any period, (a) all interest expense on such Person’s Indebtedness (whether direct, indirect, or contingent, and including interest on all convertible Liabilities) determined in accordance with GAAP, minus (b) amortized loan fees to the extent previously paid in cash, plus (c) Restricted Payments of any kind or character or other proceeds paid or payable with respect to any Disqualified Stock.
     “Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable thereto and the Maturity Date; and (b) as to any Base Rate Loan, the Maturity Date.
     “Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan, as applicable, and ending on the date seven (7) days or one (1) or two (2) months thereafter, as selected by the applicable Borrower in the applicable Funding Notice or Loan Notice; provided that:
North American Fund Bridge Loan Agreement

     (a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such next succeeding Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
     (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
     (c) no Interest Period shall extend beyond the Maturity Date.
     “Internal Control Event” means a material weakness in, or fraud that involves management or other employees who have a significant role in, ProLogis’ internal controls over financial reporting, in each case as described in the Securities Laws.
     “Investment” in any Person, Property, or other asset means any investment, whether by means of stock, purchase, loan, advance, extension of credit, capital contribution, or otherwise, in or to such Person, the guaranty of any Liabilities of such Person, or the subordination of any claim against such Person to other Liabilities of such Person. The amount of any Investment shall be determined in accordance with GAAP; provided that the amount of the Investment in Properties shall be calculated based upon the undepreciated Investment in such Property.
     “IRS” means the United States Internal Revenue Service.
     “Japan Appraised Value” means the value of a Japan Properties Fund Property as determined by a third-party appraisal conducted subsequent to the acquisition of such Japan Properties Fund Property by the Japan Properties Fund.
     “Japan Properties Fund” means the entity commonly referred to as ProLogis Japan Properties Fund, formally named PLD/RECO Japan TMK Property Trust, a Japan Trust, or any successor Property Fund.
     “Japan Properties Fund Properties” means, as of any date of determination, Industrial Properties owned by the Japan Properties Fund.
     “Keystone Acquisition” means the transactions contemplated by the Agreement and Plan of Merger dated as of May 3, 2004 among ProLogis Six Rivers Limited Partnership, Six Rivers REIT Merger Sub LLC, Six Rivers Partnership Merger Sub L.P., ProLogis, ProLogis Fraser, L.P., Belair Real Estate Corp., Belcrest Real Estate Corp., Belmar Real Estate Corp., Belrose Real Estate Corp., Keystone Operating Partnership, L.P. and Keystone Property Trust, together with the agreements and transactions entered into in connection therewith.
     “Korea Appraised Value” means the value of a Korea Properties Fund Property as determined by third-party appraisal conducted subsequent to the acquisition of such Korea Properties Fund Property by the Korea Properties Fund.
North American Fund Bridge Loan Agreement

     “Korea Properties Fund” means a Property Fund to be formed or sponsored by ProLogis to hold Properties predominantly in Korea or any successor Property Fund.
     “Korea Properties Fund Properties” means, as of any date of determination, Industrial Properties owned by the Korea Properties Fund.
     “Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
     “Lender” has the meaning specified in the introductory paragraph hereto.
     “Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time designate by notice to ProLogis and Administrative Agent.
     “Liabilities” means (without duplication), for any Person, (a) any obligations required by GAAP to be classified upon such Person’s balance sheet as liabilities (excluding any deferred tax liabilities and any mark-to-market increase or decrease in debt from the purchase accounting impact of corporate or portfolio acquisitions and from the re-measurement of intercompany indebtedness); (b) any liabilities secured (or for which the holder of the liability has an existing right, contingent or otherwise, to be so secured) by any Lien existing on property owned or acquired by that Person, whether or not such obligation shall have been assumed by such Person, provided that the amount of any Liability under this clause (b) that has not been assumed by such Person shall be equal to the lesser of the stated amount of the liabilities secured (or entitled to be secured) or the fair market value of the applicable property; and (c) any Guarantees of such Person of liabilities or obligations of others.
     “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing, but excluding the interest of a lessor under an operating lease).
     “Loan Documents” means this Agreement, each Note, and the ProLogis Guaranty.
     “Loan Notice” means a notice of (a) a conversion of Base Rate Loans to Eurodollar Loans, or vice versa, or (b) a continuation of Eurodollar Rate Loans, pursuant to Section 2.2(a), which, if in writing, shall be substantially in the form of Exhibit A-2.
North American Fund Bridge Loan Agreement

     “Material Adverse Effect” means any (a) material impairment of the ability of ProLogis to perform any of its payment or other material obligations under any Indebtedness, (b) material and adverse change in the assets, operations or financial condition of the Companies, taken as a whole or (c) material impairment of the ability of any Borrower (other than ProLogis) to perform any of its payment or other material obligations under this Agreement unless (i) ProLogis has performed or discharged such obligation (if capable of being so performed or discharged) or (ii) ProLogis has a legal obligation to perform and discharge such obligation and ProLogis is discharging its legal obligation accordingly.
     “Maturity Date” means April 4, 2006.
     “Maximum Leverage Ratio” means 0.60 to 1.0; provided that the Maximum Leverage Ratio may be increased to up to 0.65 to 1.0 subject to the following conditions: (a) such increase is at the request of ProLogis by written notice to Administrative Agent and is a result of Indebtedness incurred by ProLogis and identified in writing to Administrative Agent to make an acquisition of Equity Interests or assets of a third party otherwise permitted hereunder; (b) such increase shall not occur more than three (3) times during the term of this Agreement; and (c) all such increases shall be in effect on the last day of not more than six (6) fiscal quarters in the aggregate.
     “Moody’s” means Moody’s Investors Service, Inc. (or any successor thereof) or, if Moody’s no longer publishes ratings, another ratings agency selected by ProLogis and reasonably acceptable to Administrative Agent.
     “Moody’s Rating” means the most recently-announced rating from time to time of Moody’s assigned to any class of long-term senior, unsecured (or secured solely pursuant to the Pledge Agreements (as defined in the Global Senior Credit Agreement)) debt securities issued by ProLogis, as to which no guaranty or third party credit support is in place, regardless of whether all or any part of such Indebtedness has been issued at the time such rating was issued.
     “Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which ProLogis or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
     “NOI” means, for any period and any Property, the difference (if positive) between (a) any rentals, proceeds, expense reimbursements, or income received from such Property (but excluding security or other deposits, late fees, early lease termination, or other penalties of a non-recurring nature), less (b) all costs and expenses (including interest on assessment bonds) incurred as a result of, or in connection with, the development, operation, or leasing of such Property, in each case determined in accordance with GAAP (but excluding depreciation, amortization, Interest Expense and Capital Expenditures).
North American Fund Bridge Loan Agreement

     “Non-Consenting Lender” means any Lender that, within the preceding sixty (60) days, failed to agree to an amendment, waiver, or consent that was (a) requested by ProLogis and (b) approved by Lenders holding at least forty percent (40%) of the Outstanding Amount.
     “Non-Industrial Property” means a Property that is not an Industrial Property.
     “Non-Recourse Debt” means, for any Person, any Indebtedness of such Person in which the holder of such Indebtedness may not look to such Person personally for repayment, other than to the extent of any security therefor or pursuant to Customary Recourse Exceptions
     “Note” means a promissory note made by a Borrower in favor of a Lender evidencing the Term Loans made by such Lender to such Borrower, substantially in the form of Exhibit B.
     “Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, Borrowers arising under any Loan Document or otherwise with respect to the Term Loans, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against Borrowers or any Affiliate thereof of any proceeding under any Debtor Relief Law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
     “Organization Documents” means: (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
     “Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
     “Outstanding Amount” means, on any date, the aggregate outstanding principal amount of the Term Loans after giving effect to any prepayments or repayments of the Term Loans occurring on such date.
     “Overnight Rate” means, for any day, the greater of (a) the Federal Funds Rate and (b) an overnight rate determined by Administrative Agent, in accordance with banking industry rules on interbank compensation.
     “Participant” has the meaning specified in Section 10.6.4.
North American Fund Bridge Loan Agreement

     “PBGC” means the Pension Benefit Guaranty Corporation.
     “Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by ProLogis or any ERISA Affiliate or to which ProLogis or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
     “Permitted Distributions” means, for ProLogis for any fiscal year of ProLogis, Restricted Payments (excluding Permitted Redemptions) in an amount not to exceed in the aggregate the greater of (a) ninety-five percent (95%) of the Funds from Operations of ProLogis as reported to its shareholders in either the annual report of ProLogis filed with the Securities and Exchange Commission on Form 10-K or the quarterly investment package prepared for the holders of its Equity Interests for the quarter ending December 31 for such fiscal year, and (b) the amount of Restricted Payments required to be paid by ProLogis in order for ProLogis to qualify as a REIT.
     “Permitted Liens” means (a) Liens granted to Administrative Agent to secure the Obligations, (b) pledges or deposits made to secure payment of worker’s compensation (or to participate in any fund in connection with worker’s compensation insurance), unemployment insurance, pensions, or social security programs, (c) encumbrances consisting of zoning restrictions, easements, or other restrictions on the use of real property, provided that such items do not materially impair the use of such property for the purposes intended and none of which is violated in any material respect by existing or proposed structures or land use, (d) the following: (i) Liens for taxes not yet due and payable or are being contested in good faith by appropriate proceedings diligently conducted, and for which reserves in accordance with GAAP or otherwise reasonably acceptable to Administrative Agent have been provided; or (ii) Liens imposed by mandatory provisions of law such as for materialmen’s, mechanic’s, warehousemen’s, and other like Liens arising in the ordinary course of business, securing payment of any Liability whose payment is not yet due, (e) Liens for taxes, assessments, and governmental charges or assessments that are being contested in good faith by appropriate proceedings diligently conducted, and for which reserves in accordance with GAAP or otherwise reasonably acceptable to Administrative Agent have been provided, (f) Liens on Properties where the applicable Company or Unconsolidated Affiliate is insured against such Liens by title insurance or other similar arrangements satisfactory to Administrative Agent, (g) Liens securing assessments or charges payable to a property owner association or similar entity, which assessments are not yet due and payable or are being contested in good faith by appropriate proceedings diligently conducted, and for which reserves in accordance with GAAP or otherwise reasonably acceptable to Administrative Agent have been provided, (h) Liens securing assessment bonds, so long as the applicable Company or Unconsolidated Affiliate is not in material default under the terms thereof, (i) Liens granted to ProLogis by any other Company or an Unconsolidated Affiliate, (j) leases to tenants of space in Properties that are entered into in the ordinary course of business, (k) any netting or set-off arrangement entered into by any Company in the normal course of its banking arrangements for the purpose of netting debit and credit balances, or any set-off arrangement which arises by operation of law as a result of any Company opening a bank
North American Fund Bridge Loan Agreement

account, (l) any title transfer or retention of title arrangement entered into by any Company in the normal course of its trading activities on the counterparty’s standard or usual terms and (m) any Lien permitted under the Global Senior Credit Agreement.
     “Permitted Redemption” means Restricted Payments permitted by Section 7.5(e).
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by ProLogis or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.
     “Platform” has the meaning specified in Section 6.2.
     “Preferred Dividends” means, for the Companies, on a consolidated basis, for any period, Restricted Payments of any kind or character or other proceeds paid or payable with respect to any Equity Interests except for common equity (but excluding any Restricted Payments paid or payable to any Company).
     “ProLogis” has the meaning specified in the introductory paragraph hereto.
     “ProLogis Guaranty” means the Unconditional Guaranty Agreement in substantially the form of Exhibit E executed by ProLogis in favor of Administrative Agent, for the benefit of Lenders.
     “Properties” means real estate properties (including land) owned by a Company or an Unconsolidated Affiliate or any trust of which a Company or an Unconsolidated Affiliate is the sole beneficiary, and “Property” means any one of the Properties.
     “Property Fund” means an Unconsolidated Affiliate formed or sponsored by ProLogis to hold Properties.
     “Property Fund Loan” means Indebtedness of a Property Fund, the proceeds of which were used to finance the contribution by ProLogis or other Companies of Properties to such Property Fund.
     “Qualified Bridge Loans” means, as of the date any Compliance Certificate is delivered, any Property Fund Loan that will be refinanced on or prior to maturity with permanent financing to be provided pursuant to an executed rate lock letter or mortgage loan application subject to due diligence in effect on the date such Compliance Certificate is delivered; provided that the aggregate amount of Qualified Bridge Loans shall not exceed five percent (5%) of Total Asset Value as of the date of determination; and provided, further, that a Property Fund Loan shall cease to be a Qualified Bridge Loan one hundred twenty (120) days after such Property Fund Loan becomes a Qualified Bridge Loan.
North American Fund Bridge Loan Agreement

     “Refrigerated Warehouse Property” means a Property that is a temperature-controlled facility operated by any Company.
     “Register” has the meaning specified in Section 10.6.3.
     “Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of ProLogis as prescribed by the Securities Laws.
     “REIT” means a “real estate investment trust” for purposes of the Code.
     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
     “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.
     “Required Lenders” means, as of any date of determination, Lenders having aggregate Applicable Percentages of more than fifty percent (50%); provided that the Applicable Percentage of any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
     “Responsible Officer” means the chief executive officer, president, chief financial officer, representative director, first vice president, treasurer or assistant treasurer of a Borrower. Any document delivered hereunder that is signed by a Responsible Officer of a Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Borrower.
     “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Company, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Company’s stockholders, partners or members (or the equivalent).
     “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. (or any successor thereof), or, if S&P no longer publishes ratings, then another ratings agency selected by ProLogis and reasonably acceptable to Administrative Agent.
     “S&P Rating” means the most recently-announced rating from time to time of S&P assigned to any class of long-term senior, unsecured (or secured solely pursuant to the Pledge Agreements (as defined in the Global Senior Credit Agreement)) debt securities issued by ProLogis, as to which no guaranty or third party credit support is in place, regardless of whether all or any part of such Indebtedness has been issued at the time such rating was issued.
North American Fund Bridge Loan Agreement

     “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.
     “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
     “Secured Debt” means, for any Person, Indebtedness of such Person secured by any Liens (other than Permitted Liens) in any of such Person’s Properties or other material assets.
     “Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board.
     “Share” means, for any Person, such Person’s share of the assets, liabilities, revenues, income, losses, or expenses of an Unconsolidated Affiliate based upon such Person’s percentage ownership of Equity Interests of such Unconsolidated Affiliate.
     “Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Companies as of that date determined in accordance with GAAP.
     “Solvent” means, as to a Person, that (a) the aggregate fair market value of its assets exceeds its Liabilities, (b) it has sufficient cash flow to enable it to pay its Liabilities as they mature and (c) it does not have unreasonably small capital to conduct its businesses.
     “Stabilized Industrial Properties” means, as of any date, Industrial Properties that have a Stabilized Occupancy Rate as of the first day of the most recent fiscal quarter of ProLogis for which information is available.
     “Stabilized Occupancy Rate” means, as of any date for any Property, that the percentage of the rentable area of such Property leased pursuant to bona fide tenant leases, licenses, or other agreements requiring current rent or other similar payments, is at least ninety percent (90%) or such higher percentage as ProLogis requires internally, consistent with past practices, to classify as stabilized a Property of the relevant type in the relevant market.
     “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of ProLogis.
     “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or
North American Fund Bridge Loan Agreement

bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
     “Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
     “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
     “Term Loan” means any loan made pursuant to the Term Loan Commitments.
     “Term Loan Commitment” means, for a Lender, the amount (which is subject to reduction and cancellation as provided in this Agreement) stated besides such Lender’s name on Schedule 2.1, or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, and “Term Loan Commitments” means the Term Loan Commitments of all Lenders.
     “Total Asset Value” means, as of any date for the Companies on a consolidated basis (and including the Companies’ Share of the following amounts for their Unconsolidated Affiliates):
     (a) the sum of (without duplication):
     (i) the quotient of (A) the most recent fiscal quarter’s NOI from Stabilized Industrial Properties (other than Excluded Properties) multiplied by four (4), plus management fee income of the Companies for the most recent fiscal quarter multiplied by four (4) (not to exceed fifteen percent (15%) of NOI of all Industrial Properties of the Companies and the Companies’ share of NOI from their Unconsolidated Affiliates), divided by (B) eight percent (8.0%); plus
North American Fund Bridge Loan Agreement

     (ii) the amount of Investments in Properties under construction; plus
     (iii) the amount of Investments in Properties (A) acquired within twenty-four (24) months prior to such date of determination, provided that after the twenty-four (24) month period, if any such Property is not a Stabilized Industrial Property, then such Property shall be treated as Transition Property as of the date such Property would have otherwise been treated as a Transition Property if such Property were not previously treated as an acquired Property, and (B) acquired pursuant to the Keystone Acquisition or the Catellus Acquisition (regardless of whether Stabilized Industrial Properties or Transition Properties) (in each case for which NOI will not be calculated in clause (a)(i) above to avoid duplication); plus
     (iv) the appraised value set forth in third-party appraisals with respect to Appraisal Properties for up to eighteen (18) months following the date of such respective appraisal (for which time NOI will not be calculated in clause (a)(i) above to avoid duplication, and following such time, the Total Asset Value of such Appraisal Properties will then be calculated in accordance with clause (a)(i) above); plus
     (v) the greater of (A) (x) the most recent fiscal quarter’s NOI multiplied by four (4), divided by (y) eight percent (8.0%), and (B) the amount of Investments of Transition Properties (other than Excluded Properties) that became Transition Properties twelve (12) months or less prior to such date; plus
     (vi) the greater of (A) (x) the most recent fiscal quarter’s NOI multiplied by four (4), divided by (y) eight percent (8.0%), and (B) seventy-five percent (75%) of the amount of Investments of Transition Properties (other than Excluded Properties) that became Transition Properties twenty-four (24) months or less but more than twelve (12) months prior to such date; plus
     (vii) the greater of (A) (x) the most recent fiscal quarter’s NOI multiplied by four (4), divided by (y) eight (8.0%), and (B) fifty percent (50%) of the amount of Investments of Transition Properties (other than Excluded Properties) that became Transition Properties more than twenty-four (24) months prior to such date; plus
     (viii) the Companies’ Share of the European Appraised Value of European Properties Fund Properties; plus
     (ix) the Companies’ Share of the sum of:
     (A) the greater of (x) the Japan Appraised Value, and (y) the Contribution Value of Japan Properties Fund Properties (other than
North American Fund Bridge Loan Agreement

Transition Properties) in each case for Investments in Stabilized Industrial Properties; plus
     (B) the Contribution Value of Japan Properties Fund Properties that are Transition Properties that became Transition Properties twelve (12) months or less prior to such date; plus
     (C) the greater of (x) the Japan Appraised Value based upon an appraisal obtained after the applicable Transition Event occurred, and (y) seventy-five percent (75%) of the Contribution Value of Japan Properties Fund Properties that are Transition Properties that became Transition Properties twenty-four (24) months or less but more than twelve (12) months prior to such date; plus
     (D) the greater of (x) the Japan Appraised Value based upon an appraisal obtained after the applicable Transition Event occurred, and (y) fifty percent (50%) of the Contribution Value of Japan Properties Fund Properties that are Transition Properties that became Transition Properties more than twenty-four (24) months prior to such date; plus
     (E) the greater of (x) the Korea Appraised Value, and (y) the Contribution Value of Korea Properties Fund Properties (other than Transition Properties) in each case for Investments in Stabilized Industrial Properties; plus
     (F) the Contribution Value of Korea Properties Fund Properties that are Transition Properties that became Transition Properties twelve (12) months or less prior to such date; plus
     (G) the greater of (x) the Korea Appraised Value based upon an appraisal obtained after the applicable Transition Event occurred, and (y) seventy-five percent (75%) of the Contribution Value of Korea Properties Fund Properties that are Transition Properties that became Transition Properties twenty-four (24) months or less but more than twelve (12) months prior to such date; plus
     (H) the greater of (x) the Korea Appraised Value based upon an appraisal obtained after the applicable Transition Event occurred, and (y) fifty percent (50%) of the Contribution Value of Korea Properties Fund Properties that are Transition Properties that became Transition Properties more than twenty-four (24) months prior to such date; plus
(x) the amount of any cash and Cash Equivalents (excluding tenant security and other restricted deposits); plus
North American Fund Bridge Loan Agreement

     (xi) the amount of Investments in Refrigerated Warehouse Properties; plus
     (xii) the amount of Investments in all other assets the value of which has not been captured in clauses (a)(i) through (a)(xi) above;
     less
     (b) the amount of all assets included in the calculation of clause (a)(xii) above that would be treated as intangible assets under GAAP (including goodwill, trademarks, trade names, copyrights, patents, deferred charges, and unamortized debt discount and expense).
Notwithstanding the foregoing, the amount included in Total Asset Value attributable to clauses (a)(vi)(B) and (a)(vii)(B) above shall not exceed fifteen percent (15%) of Total Asset Value.
     “Total Assets” means, for any Person as of any date, (a) such Person’s total assets determined in accordance with GAAP, plus (b) accumulated depreciation with respect to such assets.
     “Transition Event” means the events or circumstances that resulted in a Stabilized Industrial Property becoming a Transition Property.
     “Transition Properties” means, as of any date, (a) Industrial Properties that were Stabilized Industrial Properties prior to such date but are no longer Stabilized Industrial Properties as of such date, or (b) Industrial Properties in which construction has been completed and that have never reached a Stabilized Occupancy Rate.
     “Type” means, with respect to a portion of a Term Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.
     “Unconsolidated Affiliate” means any Person in which ProLogis directly or indirectly holds Equity Interests but which is not consolidated under GAAP with ProLogis on the consolidated financial statements of ProLogis.
     “Unencumbered Debt Service” means, for any period, all Debt Service in respect of all Unsecured Debt of the Companies.
     “Unencumbered Debt Service Coverage Ratio” means, as of any date, the ratio of (a) Unencumbered EBITDA, to (b) Unencumbered Debt Service, in each case for the four (4) fiscal quarters ending on the date of determination.
     “Unencumbered EBITDA” means, for any period, Adjusted EBITDA of the Companies (other than Adjusted EBITDA attributable to any Encumbered Properties owned by a Company) during such period; provided that (a) there shall not be included in Unencumbered EBITDA any
North American Fund Bridge Loan Agreement

Adjusted EBITDA subject to any Lien (other than Permitted Liens), (b) Adjusted EBITDA shall be adjusted for a capital reserve of (i) $0.20 per square foot in the case of Properties that are not Refrigerated Warehouse Properties, or (ii) $0.10 per cubic foot in the case of Properties that are Refrigerated Warehouse Properties (except, in each case, for Properties where the tenant is responsible for capital expenditures) and (c) Unencumbered EBITDA attributable to Consolidated Subsidiaries of ProLogis that are not Wholly-owned, directly or indirectly, by ProLogis shall be limited to ten percent (10%) of Unencumbered EBITDA.
     “Unencumbered Property” means any Property that is not an Encumbered Property.
     “United States” and “U.S.” mean the United States of America.
     “Unsecured Debt” means, for any Person, Indebtedness of such Person that is not Secured Debt.
     “Wholly-owned” when used in connection with any Consolidated Subsidiary of any Person shall mean a Consolidated Subsidiary of which all of the issued and outstanding shares of Equity Interests shall be owned by such Person or one or more of its Wholly-owned Consolidated Subsidiaries.
     1.2 Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
     (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the
North American Fund Bridge Loan Agreement

same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
     (b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
     (c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
     1.3 Accounting Terms.
     1.3.1 Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.
     1.3.2 Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either ProLogis or Required Lenders shall so request, Administrative Agent, Lenders and ProLogis shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Required Lenders); provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) ProLogis shall provide to Administrative Agent and Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
     1.3.3 Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of ProLogis and its Subsidiaries or to the determination of any amount for ProLogis and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that ProLogis is required to consolidate pursuant to FASB Interpretation No. 46 – Consolidation of Variable Interest Entities: an interpretation of ARB No. 51 (January 2003) as if such variable interest entity were a Subsidiary as defined herein.
     1.4 Rounding. Any financial ratios required to be maintained by ProLogis pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
North American Fund Bridge Loan Agreement

     1.5 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).
ARTICLE II
THE TERM LOAN COMMITMENTS AND THE TERM LOANS
     2.1 Term Loans.
     (a) Subject to the terms and conditions set forth herein, each Lender severally agrees to make Term Loans to Borrowers in multiple advances on any Business Day during the Availability Period in an amount not to exceed such Lender’s Term Loan Commitment, provided that (i) the Outstanding Amount of the all Term Loans shall not exceed the Term Loan Commitments and (ii) Borrowers may not request more than five (5) advances of Term Loans hereunder. If all or any portion of the Outstanding Amount is paid or prepaid, then the amount so paid or prepaid may not be reborrowed. The Term Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.
     (b) Each Borrower shall deliver to Administrative Agent a fully executed Funding Notice not later than 11:00 a.m. (i) three (3) Business Days prior to the Advance Date for any Eurodollar Rate Loans, and (ii) on the Advance Date for any Base Rate Loans. The Funding Notice shall specify (A) whether the advance is to be comprised of Base Rate Loans, Eurodollar Loans or both, (B) the principal amount of the Base Rate Loans and the Eurodollar Rate Loans to be advanced (if more than one (1) Type is requested), which, in each case, shall be in an aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (C) if applicable, the duration of the Interest Period with respect to each Eurodollar Rate Loan. If any Borrower fails to give a timely notice of a Eurodollar Rate Loan, then the advance shall be made as a Base Rate Loan. If any Borrower requests Eurodollar Rate Loans in such Funding Notice but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.
     (c) Promptly upon receipt by Administrative Agent of such Funding Notice, Administrative Agent shall notify each Lender of the proposed borrowing. Each Lender shall make the amount of its advance available to Administrative Agent in immediately available funds at Administrative Agent’s Office not later than 1:00 p.m. on the Closing Date. Upon satisfaction of the applicable conditions set forth in Article IV Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by Administrative Agent by wire transfer of such funds in accordance with instructions provided to (and reasonably acceptable to) Administrative Agent by the applicable Borrower.
North American Fund Bridge Loan Agreement

     2.2 Conversions and Continuations.
     (a) Each conversion of a portion of the Term Loans from one Type to the other, and each continuation of Eurodollar Rate Loans, shall be made upon the applicable Borrower’s irrevocable notice to Administrative Agent, which may be given by telephone. Each such notice must be received by Administrative Agent not later than 11:00 a.m. three (3) Business Days prior to the requested date of any conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans. Each telephonic notice by a Borrower pursuant to this Section 2.2(a) must be confirmed promptly by delivery to Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of such Borrower. Each conversion to or continuation of a portion of the Term Loans shall be in an aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the applicable Borrower is requesting a conversion of a portion of the Term Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the conversion or continuation, as the case may be (which shall be a Business Day), (iii) the aggregate principal amount to converted or continued, (iv) the Type of the portion of the Term Loans to be converted, and (v) if applicable, the duration of the new Interest Period with respect thereto. If the applicable Borrower fails to give a timely notice requesting a continuation of Eurodollar Rate Loans, then such Eurodollar Rate Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the applicable Borrower requests a conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.
     (b) Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection.
     (c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no portion of the Term Loans may be converted to or continued as Eurodollar Rate Loans without the consent of Required Lenders.
     (d) Administrative Agent shall promptly notify the applicable Borrower and Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, Administrative Agent shall notify the applicable Borrower and Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.
North American Fund Bridge Loan Agreement

     (e) After giving effect to all conversions of portions of Term Loans from one Type to the other, and all continuations of portions of Eurodollar Rate Loans, there shall not be more than eight (8) Interest Periods in effect with respect to the Term Loans.
     2.3 Prepayments. Each Borrower may, upon notice to Administrative Agent, at any time or from time to time voluntarily prepay the Term Loans in whole or in part without premium or penalty; provided, that (a) such notice must be received by Administrative Agent not later than 11:00 a.m. (i) three (3) Business Days (or such less number of days as the Required Lenders shall agree) prior to any date of prepayment of Eurodollar Rate Loans and (ii) on the date of prepayment of Base Rate Loans; and (b) any prepayment shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the portions of the Term Loans to be prepaid. Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by a Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.5. Each such prepayment shall be applied to the Term Loans of Lenders in accordance with their respective Applicable Percentages.
     2.4 Repayment of Term Loans. Borrowers shall repay to Lenders on the Maturity Date the Outstanding Amount on such date.
     2.5 Interest and Principal Payments.
     (a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus 0.475%; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate.
     (b) (i) If any amount of principal of any Term Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
     (ii) If any amount (other than principal of any Term Loan) payable by a Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of Required Lenders, such amount shall thereafter bear interest at a fluctuating interest
North American Fund Bridge Loan Agreement

rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
     (iii) Upon the request of Required Lenders, while any Event of Default exists, Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
     (iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
     (c) Interest on each portion of a Term Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
     2.6 Fees. ProLogis shall pay to Administrative Agent, for the account of each Lender in accordance with its Applicable Percentage, a facility fee equal to the 0.15% per annum times the actual daily amount of the Term Loan Commitment of such Lender (or, if the Term Loan Commitments have terminated, on the outstanding principal amount of such Lender’s Term Loan), regardless of usage. The facility fee shall accrue at all times during the Availability Period (and thereafter so long as any Term Loans remain outstanding), including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable on the Maturity Date (and, if applicable, thereafter on demand).
     2.7 Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Term Loan from the date on which such Term Loan is made, and shall not accrue on any Term Loan, or any portion thereof, for the day on which such Term Loan or such portion is paid. Each determination by Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent demonstrable error.
     2.8 Evidence of Debt. The Term Loan made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by Administrative Agent in the ordinary course of business. The accounts or records maintained by Administrative Agent and each Lender shall be conclusive absent demonstrable error of the amount of the amount of the Term Loan advanced by Lenders to Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the
North American Fund Bridge Loan Agreement

obligation of Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of Administrative Agent in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of demonstrable error. Upon the request of any Lender made through Administrative Agent, Borrowers shall execute and deliver to such Lender (through Administrative Agent) a Note, which shall evidence such Lender’s Term Loans to such Borrowers in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable) and amount of its advances on its Term Loan and payments with respect thereto.
     2.9 Payments Generally; Administrative Agent’s Clawback.
     2.9.1 General. All payments to be made by Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by Borrowers hereunder shall be made to Administrative Agent, for the account of the respective Lenders to which such payment is owed, at Administrative Agent’s Office in Dollars and in immediately available funds not later than 12:00 noon on the date specified herein. Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by Administrative Agent after 12:00 noon shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
     2.9.2 Payments by Borrowers; Presumptions by Administrative Agent. Unless Administrative Agent shall have received notice from any Borrower prior to the date on which any payment is due to Administrative Agent for the account of the applicable Lenders hereunder that such Borrower will not make such payment, Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders the amount due. In such event, if such Borrower has not in fact made such payment, then each Lender, as the case may be, severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from the date such amount is distributed to it to the date of payment to Administrative Agent, at the Overnight Rate. A notice by Administrative Agent to any Lender or any Borrower with respect to any amount owing under this Section 2.9.2 shall be conclusive, absent demonstrable error.
     2.9.3 Obligations of Lenders Several. The obligations of Lenders hereunder to make Term Loans and to make payments pursuant to Section 10.4.3 are several and not joint. The failure of any Lender to make an advance under its Term Loan Commitment or to make any payment under Section 10.4.3 on any date required hereunder shall not
North American Fund Bridge Loan Agreement

relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make any advance under its Term Loan Commitment or to make its payment under Section 10.4.3.
     2.9.4 Funding Source. Subject to Section 3.6.1, nothing herein shall be deemed to obligate any Lender to obtain the funds for any portion of its Term Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any portion of its Term Loan in any particular place or manner.
     2.10 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on its Term Loan, resulting in such Lender’s receiving payment of a proportion of the aggregate amount of all Term Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then Lender receiving such greater proportion shall (a) notify Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Term Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans and other amounts owing them, provided, that:
     (i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
     (ii) the provisions of this Section shall not be construed to apply to (x) any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in its Term Loan to any assignee or participant, other than to ProLogis or any Subsidiary (as to which the provisions of this Section shall apply).
     Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.
ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY
     3.1 Taxes.
     3.1.1 Payments Free of Taxes. Any and all payments by or on account of any obligation of any Borrower hereunder or under any other Loan Document shall be made
North American Fund Bridge Loan Agreement

free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided, that if any Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (b) such Borrower shall make such deductions and (c) such Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
     3.1.2 Payment of Other Taxes by Borrowers. Without limiting the provisions of Section 3.1.1, Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
     3.1.3 Indemnification by Borrowers. The applicable Borrower shall indemnify Administrative Agent and each Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to a Borrower by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent demonstrable error.
     3.1.4 Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Authority, such Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.
     3.1.5 Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower is resident for tax purposes or is otherwise subject to tax, or any treaty to which such jurisdiction is a party or which otherwise benefits such Lender, with respect to payments hereunder or under any other Loan Document shall deliver to ProLogis (with a copy to Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by ProLogis or Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by ProLogis or Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by ProLogis or Administrative Agent as will enable ProLogis or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
North American Fund Bridge Loan Agreement

     Without limiting the generality of the foregoing, if a Borrower is resident for tax purposes in the United States or is otherwise subject to tax in the United States, any Foreign Lender shall deliver to ProLogis and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of ProLogis or Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
     (a) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party;
     (b) duly completed copies of Internal Revenue Service Form W-8ECI;
     (c) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (i) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the applicable Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (ii) duly completed copies of Internal Revenue Service Form W-8BEN; or
     (d) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit ProLogis to determine the withholding or deduction required to be made.
     Each Lender shall promptly (i) notify Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption from or reduction of Taxes or Other Taxes, and (ii) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Law that any Borrower make any deduction or withholding for taxes from amounts payable to such Lender. Additionally, each Borrower shall promptly deliver to any Lender, as such Lender shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such documents and forms required by any relevant taxing authorities under the Laws of any jurisdiction, duly executed and completed by such Borrower, as are required to be furnished by such Lender under such Laws in connection with any payment by such Lender of Indemnified Taxes or Other Taxes, or otherwise in connection with the Loan Documents, with respect to such jurisdiction.
     3.1.6 Exemption Representation.
North American Fund Bridge Loan Agreement

     (a) Each Lender represents and warrants (such Lender’s “Exemption Representation”) to Borrowers that, as of the date of this Agreement or, in the case of a Person that becomes a Lender after the Closing Date, as of the date such Person becomes a party hereto, except as specified in writing to Administrative Agent and ProLogis prior to the date of the applicable Exemption Representation, it is entitled to receive payments from each Borrower hereunder without any reduction or withholding in respect of any Indemnified Taxes or Other Taxes and without any amount being required to be paid by any applicable Borrower pursuant to Section 3.1.2.
     (b) Notwithstanding any other provision of this Agreement, no Borrower shall be obligated to pay any amount under this Section 3.1 to, or for the benefit of, any Lender to the extent that such amount would not have been required to be paid if (i) such Lender’s Exemption Representation had been accurate or (ii) such Lender had complied with its obligations under Section 3.1.4.
     3.1.7 Treatment of Certain Refunds. If Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by any Borrower or with respect to which any Borrower has paid additional amounts pursuant to this Section, it shall pay to such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that such Borrower, upon the request of Administrative Agent or such Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Administrative Agent or such Lender in the event Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower or any other Person.
     3.2 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to ProLogis through Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies Administrative Agent and ProLogis that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the applicable Borrower shall, upon demand from such Lender (with a copy to Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor or on such earlier date on which such Lender may not lawfully
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continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the applicable Borrower shall also pay accrued interest on the amount so prepaid or converted.
     3.3 Inability to Determine Rates. If Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurodollar Rate Loan, Administrative Agent will promptly so notify ProLogis and each Lender. Thereafter, the obligation of Lenders to make or maintain Eurodollar Rate Loans shall be suspended until Administrative Agent (upon the instruction of Required Lenders) revokes such notice. Upon receipt of such notice, the applicable Borrower may revoke any pending request for a conversion to or continuation of Eurodollar Rate Loans.
     3.4 Increased Costs; Reserves on Eurodollar Rate Loans.
     3.4.1 Increased Costs Generally. If any Change in Law shall:
     (a) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate);
     (b) subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.1 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or
     (c) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any Eurodollar Rate Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, ProLogis will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
     3.4.2 Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing
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the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Term Loan made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time ProLogis will pay (or cause the applicable Borrower to pay) to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
     3.4.3 Certificates for Reimbursement. A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to ProLogis shall be conclusive absent demonstrable error. ProLogis shall pay (or cause the applicable Borrower to pay) such Lender the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.
     3.4.4 Additional Reserve Requirement. Each applicable Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Eurodollar Rate Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Eurodollar Rate Loan, provided each applicable Borrower shall have received at least fifteen (15) days’ prior notice (with a copy to Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest shall be due and payable fifteen (15) days from receipt of such notice.
     3.4.5 Limitation on Lender Claims. Notwithstanding the foregoing provisions of this Section 3.4, no Lender shall be entitled to compensation for any costs, increased costs or liability resulting from a failure by such Lender to comply with any request from or requirement of any central banking or financial regulatory authority (whether or not having the force of law, but if not having the force of law being a request of the nature with which banks generally are expected or accustomed to comply).
     3.5 Compensation for Losses. Each Borrower agrees that it will, from time to time, compensate each Lender for and hold each Lender harmless from any loss, cost or expense incurred by such Lender as a result of:
     (a) any continuation, conversion, payment or prepayment of any Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
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     (b) any failure by such Borrower (for a reason other than the failure of such Lender to make a an advance of a portion of its Term Loan) to prepay, borrow, continue or convert any Eurodollar Rate Loan on the date or in the amount notified by such Borrower; or
     (c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by such Borrower pursuant to Section 10.12;
including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Eurodollar Rate Loan or from fees payable to terminate the deposits from which such funds were obtained.
For purposes of calculating amounts payable by a Borrower to Lenders under this Section 3.5, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Eurodollar Rate Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.
Any Lender requesting compensation pursuant to this Section 3.5 shall deliver to the applicable Borrower (with a copy to Administrative Agent) a certificate setting forth in reasonable detail a calculation of the amount demanded and any such certificate shall be conclusive absent demonstrable error. The applicable Borrower shall pay the applicable Lender the amount shown as due on any such certificate within fifteen (15) days after receipt thereof.
     3.6 Mitigation Obligations; Replacement of Lenders.
     3.6.1 Designation of a Different Lending Office. If any Lender requests compensation under Section 3.4, or any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.1, or if any Lender gives a notice pursuant to Section 3.2, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Term Loan or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Section 3.1 or 3.4, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.2, as applicable, and (b) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. ProLogis hereby agrees to pay (or cause the applicable Borrower to pay) all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
     3.6.2 Delay in Request. Failure or delay on the part of Administrative Agent or any Lender to demand compensation pursuant to Section 3.1, 3.4 or 3.5 shall not constitute a waiver of such Person’s right to demand such compensation, provided that no Borrower shall be required to compensate such Person pursuant to any such Section for
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any Indemnified Taxes, Other Taxes, increased cost, reduction in return, funding loss or other amount (any of the foregoing, a “Compensation Amount”) incurred or suffered more than six (6) months prior to the date that such Person notified ProLogis of the Change in Law or other event giving rise to such Compensation Amount and of such Person’s intention to claim compensation therefor (except that, if the Change in Law or other event giving rise to such Compensation Amount is retroactive, then the six (6) month period referred to above shall be extended to include the period of retroactive effect thereof).
     3.6.3 Replacement of Lenders. If any Lender requests compensation under Section 3.4, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.1, ProLogis may replace such Lender in accordance with Section 10.12.
     3.7 Survival. All obligations under this Article III shall survive the termination of the Term Loan Commitments and the repayment of all Obligations hereunder.
ARTICLE IV
CONDITIONS PRECEDENT TO THE TERM LOANS
     4.1 Conditions of Initial Term Loan. The obligation of each Lender to make its initial Term Loan hereunder is subject to satisfaction of the following conditions precedent:
     4.1.1 Documents. Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the applicable Borrower, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to Administrative Agent and each Lender:
     (a) executed counterparts of this Agreement and the ProLogis Guaranty sufficient in number for distribution to Administrative Agent and Borrower;
     (b) a Note executed by each Borrower in favor of each Lender requesting a Note;
     (c) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Borrower as Administrative Agent may reasonably require evidencing the identity, authority and capacity of the Responsible Officers thereof authorized to execute and deliver the Loan Documents on behalf of such Borrower;
     (d) such documents and certifications as Administrative Agent may reasonably require to evidence that each Borrower is duly organized or formed in the jurisdiction of its organization or formation;
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     (e) favorable opinions of Mayer, Brown, Rowe & Maw LLP, as counsel to Borrowers, addressed to Administrative Agent and each Lender, as to such matters concerning Borrowers and the Loan Documents as Administrative Agent may reasonably request;
     (f) a certificate of a Responsible Officer of each Borrower either (i) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Borrower, and the validity against such Borrower, of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect; or (ii) stating that no such consents, licenses or approvals are so required;
     (g) a certificate signed by a Responsible Officer of ProLogis certifying (i) that no Default shall exist or would result from the proposed Term Loans or the application of the proceeds thereof; (ii) that the representations and warranties contained in Article V are true and correct in all material respects on and as of the Closing Date, (iii) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or would be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect; and (iv) the current Moody’s Rating, S&P Rating, and Fitch Rating; and
     (h) such other assurances, certificates, documents, consents or opinions as Administrative Agent or any Required Lender reasonably may require.
     4.1.2 Fees. Any fees required to be paid on or before the Closing Date shall have been paid.
     4.1.3 Expenses. Unless waived by Administrative Agent, ProLogis shall have paid all fees, charges and disbursements of counsel to Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between ProLogis and Administrative Agent).
     4.1.4 Closing Deadline. The Closing Date shall have occurred on or before January 6, 2006.
Without limiting the generality of the provisions of Section 9.4, for purposes of determining compliance with the conditions specified in this Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
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Notwithstanding the foregoing, Borrower shall not be required to deliver to Administrative Agent, as a condition to the Closing Date or to the making of advances to ProLogis, the items described in Sections 4.1.1(c), (d), (e), or (f) with respect to any Borrower other than ProLogis; provided that until delivery of such items with respect to an Affiliate Borrower, such Affiliate Borrower may not request Term Loans hereunder and shall not be entitled to receive Term Loans hereunder.
     4.2 Conditions to all Term Loans. The obligation of each Lender to make any advance under its Term Loan Commitment is subject to satisfaction of the following conditions precedent:
     4.2.1 Representations and Warranties. The representations and warranties contained in Article V shall be true and correct in all material respects on and as of the applicable Advance Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 4.2, the representations and warranties contained in subsections (a) and (b) of Section 5.5 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.1.
     4.2.2 Default. No Default shall exist or would result from such proposed Term Loans or the application of the proceeds thereof.
     4.2.3 Delivery of Funding Notice. Administrative Agent shall have received a Funding Notice in accordance with the requirements hereof.
Each Funding Notice submitted by a Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.2.1 and 4.2.2 have been satisfied on and as of the applicable Advance Date.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
Each Borrower represents and warrants to Administrative Agent and Lenders that:
     5.1 Existence, Qualification and Power; Compliance with Laws. Each Company (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws; except in each case referred to in clause (b)(i), (c) or (d) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
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     5.2 Authorization; No Contravention. The execution, delivery and performance by ProLogis and each other Borrower of each Loan Document to which ProLogis and/or such other Borrower is a party and by ProLogis of the ProLogis Guaranty have been duly authorized by all necessary corporate or other organizational action, and do not and will not: (a) contravene the terms of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of any Company or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law. Each Company is in compliance with all Contractual Obligations referred to in clause (b)(i), except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
     5.3 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, ProLogis or any other Borrower of this Agreement or any other Loan Document to which ProLogis or such other Borrower is a party.
     5.4 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by ProLogis and each other Borrower that is party thereto. This Agreement constitutes, and each other Loan Document to which any ProLogis or any other Borrower is a party when so delivered will constitute, a legal, valid and binding obligation of ProLogis and such other Borrower that is a party thereto, enforceable against ProLogis and such other Borrower in accordance with its terms, subject to applicable Debtor Relief Laws and general principles of equity.
     5.5 Financial Statements.
     (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Companies as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show (either in the text thereof or the notes thereto) all material Liabilities of the Companies as of the date thereof.
     (b) The unaudited consolidated balance sheet of the Companies dated March 31, 2005, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Companies as of the date thereof and their results of operations for the period covered thereby, subject, in the case of
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clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.
     5.6 Litigation. As of the Closing Date, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of ProLogis after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Company or against any Company’s properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) except as specifically disclosed in Schedule 5.6, either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.
     5.7 No Default. No Company is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
     5.8 Ownership of Property; Liens. Each Company has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     5.9 Environmental Compliance. Each Company conducts in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential Liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Companies have reasonably concluded that, except as specifically disclosed in Schedule 5.9, such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     5.10 Insurance. The properties of each Company are insured with financially sound and reputable insurance companies not Affiliates of ProLogis, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Company conducts business; provided that any Company may maintain insurance with an insurance company that is an Affiliate of ProLogis, to the extent such insurance company is reasonably acceptable to Administrative Agent and to the extent such self-insurance is permitted by the jurisdiction under which such Company operates, solely for the purpose of covering up to $10,000,000 of any applicable insurance claim.
     5.11 Taxes. Each Company has filed all Federal and other material state, provincial, and other Tax returns and reports required to be filed, and has paid, collected, withheld and remitted all Federal and other material state, provincial, and other material Taxes, assessments, fees and other governmental charges levied or imposed upon it or its properties, income or assets otherwise due and payable, or which it has been required to collect or withhold and remit, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no
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proposed tax assessment against any Company that would, if made, have a Material Adverse Effect.
     5.12 Pension Law Compliance.
     (a) Each Plan is in compliance in all material respects with the applicable provisions of applicable Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of ProLogis, nothing has occurred which would prevent, or cause the loss of, such qualification. ProLogis and each ERISA Affiliate have made all required contributions to each Pension Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any such Pension Plan.
     (b) There are no pending or, to the best knowledge of ProLogis, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. ProLogis has no knowledge of any prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) or violation of the fiduciary responsibility rules (within the meaning of Section 404 or 405 of ERISA) with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
     (c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) neither ProLogis nor any ERISA Affiliate has incurred, or reasonably expects to incur, any Liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iii) neither ProLogis nor any ERISA Affiliate has incurred any unsatisfied, or reasonably expects to incur any, Liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such Liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (iv) neither ProLogis nor any ERISA Affiliate has engaged in a transaction that reasonably could be expected to be subject to Sections 4069 or 4212(c) of ERISA.
     5.13 Margin Regulations; Investment Company Act; Public Utility Holding Company Act.
     (a) No Borrower is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.
     (b) No Company nor any Person Controlling any Company (i) is a “holding company,” or a “subsidiary company” of a “holding company,” or an
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“affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
     5.14 Disclosure. Each Borrower has disclosed to Administrative Agent and Lenders all agreements, instruments and corporate or other restrictions to which any Company is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Borrower to Administrative Agent or Lenders in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading in any material respect; provided that, with respect to projected financial information, each Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
     5.15 Compliance with Laws. Each Company is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
     5.16 Solvency. Each Borrower is, and after giving effect to all Obligations hereunder will be, Solvent.
     5.17 Exemption from ERISA; Plan Assets. The assets of each Company are not “plan assets” as defined in 29 C.F.R. § 2510.3-101(a)(1) (or any successor regulation) of any Plan.
ARTICLE VI
AFFIRMATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder or any Term Loan or other Obligation shall remain unpaid or unsatisfied:
     6.1 Financial Statements. ProLogis shall deliver to Administrative Agent, in form and detail satisfactory to Administrative Agent:
     (a) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of ProLogis (commencing with the fiscal year ended December 31, 2005), a consolidated balance sheet of the Companies as at the end of such fiscal year, and the related consolidated statements of income or
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operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, audited and accompanied by a report and opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws; and
     (b) as soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of ProLogis (commencing with the fiscal quarter ended March 31, 2006), a consolidated balance sheet of the Companies as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of ProLogis’ fiscal year then ended, setting forth in each case in comparative form a balance sheet as of the end of the corresponding fiscal quarter of the previous fiscal year and statements of income or operation and cash flows the corresponding portion of the previous fiscal year, all in reasonable detail, certified by a Responsible Officer of ProLogis as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Companies, subject only to normal year-end audit adjustments and the absence of footnotes.
As to any information contained in materials furnished pursuant to Section 6.2(d), ProLogis shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of ProLogis to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.
     6.2 Certificates; Other Information. ProLogis shall deliver to Administrative Agent, in form and detail satisfactory to Administrative Agent:
     (a) concurrently with the delivery of each set of financial statements referred to in Section 6.1(a), an opinion from a Registered Public Accounting Firm of nationally recognized standing to the effect that such financial statements were prepared in accordance with GAAP and present fairly, in all material respects, the consolidated financial condition of ProLogis as of the date thereof and the consolidated results of operations of ProLogis for the fiscal year then ended;
     (b) concurrently with the delivery of each set of financial statements referred to in Sections 6.1(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of ProLogis;
     (c) promptly after any request by Administrative Agent, copies of any detailed audit reports, management letters or recommendations submitted to the board of trustees (or the audit committee of the board of trustees) of ProLogis by
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independent accountants in connection with the accounts or books of ProLogis or any other Company, or any audit of any of them;
     (d) promptly after filing, true, correct, and complete copies of all material reports or filings filed by or on behalf of any Company with any Governmental Authority (including copies of each Form 10-K, Form 10-Q, and Form S-8 filed by or on behalf of any Company with the SEC); and
     (e) promptly, such additional information regarding the business, financial or corporate affairs of any Company, or compliance with the terms of the Loan Documents, as Administrative Agent may from time to time reasonably request.
Documents required to be delivered pursuant to Section 6.1(a) or (b) or Section 6.2(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which ProLogis posts such documents, or provides a link thereto on ProLogis’ website on the Internet at the website address listed on Schedule 10.2; or (ii) on which such documents are posted on ProLogis’ behalf on an Internet or intranet website, if any, to which Administrative Agent and Lenders have access (whether a commercial, third-party website or whether sponsored by Administrative Agent); provided that: (i) ProLogis shall deliver paper copies of such documents to Administrative Agent that requests ProLogis to deliver such paper copies until a written request to cease delivering paper copies is given by Administrative Agent and (ii) ProLogis shall notify Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide to Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance ProLogis shall be required to provide paper copies of the Compliance Certificates required by Section 6.2(b) to Administrative Agent. Except for such Compliance Certificates, Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by ProLogis with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
ProLogis hereby acknowledges that (a) Administrative Agent will make available to each Lender materials and/or information provided by or on behalf of ProLogis hereunder (collectively, “Borrower Materials”) by posting Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to ProLogis or its securities) (each, a “Public Lender”). ProLogis hereby agrees that: (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” ProLogis shall be deemed to have authorized Administrative Agent and Lenders to treat Borrower Materials as not containing any material non-public information with respect to ProLogis or its securities for purposes of United States Federal and state securities laws (provided that to the extent Borrower Materials constitute Information, they shall be treated as set forth in Section 10.7); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated
North American Fund Bridge Loan Agreement

“Public Investor;” and (z) Administrative Agent shall be entitled to treat Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing, ProLogis shall have no obligation to mark Borrower Materials “PUBLIC”.
     6.3 Notices. ProLogis shall promptly notify Administrative Agent:
     (a) of the occurrence of any Default;
     (b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including: (i) breach or non-performance of, or any default under, a Contractual Obligation of any Company; (ii) any dispute, litigation, investigation, proceeding or suspension between any Company and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Company, including pursuant to any applicable Environmental Laws;
     (c) of the occurrence of any ERISA Event;
     (d) of any material change in accounting policies or financial reporting practices by ProLogis or any Consolidated Subsidiary (except to the extent disclosed in financial statements provided pursuant to Section 6.1, including the footnotes to such financial statements);
     (e) of the occurrence of any Internal Control Event; and
     (f) promptly upon receipt by ProLogis of notice thereof, and in any event within five (5) Business Days after any change in the Moody’s Rating, the S&P Rating, or the Fitch Rating, notice of such change.
Each notice pursuant to this Section 6.3 shall be accompanied by a statement of a Responsible Officer of ProLogis setting forth details of the occurrence referred to therein and stating what action ProLogis has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.3(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
     6.4 Payment of Obligations. ProLogis shall, and shall cause each other Company to, pay and discharge as the same shall become due and payable, all its Liabilities (including tax Liabilities), except to the extent (a) the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained therefor, or (b) the failure to pay and discharge Liabilities could not reasonably be expected to result in a Material Adverse Effect.
     6.5 Preservation of Existence, Etc. ProLogis shall, and shall cause each other Company to: (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by
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Section 7.4 or 7.5; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.
     6.6 Maintenance of Properties. ProLogis shall, and shall cause each other Company to: (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof, in each case except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
     6.7 Maintenance of Insurance. ProLogis shall, and shall cause each other Company to, maintain with financially sound and reputable insurance companies not Affiliates of ProLogis, insurance in such amounts, with such deductibles and covering such risks as is customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Company conducts business; provided that any Company may maintain insurance with an insurance company that is an Affiliate of ProLogis, to the extent such insurance company is reasonably acceptable to Administrative Agent and to the extent such self-insurance is permitted by the jurisdiction under which such Company operates, solely for the purpose of covering up to $10,000,000 of any applicable insurance claim.
     6.8 Compliance with Laws. ProLogis shall, and shall cause each other Company to, comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted, or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
     6.9 Books and Records. ProLogis shall, and shall cause each other Company to, maintain proper books of record and account, in which true and correct entries are made that are sufficient to prepare ProLogis’ financial statements in conformity with GAAP consistently applied.
     6.10 Inspection Rights. Upon reasonable request, and subject to Section 10.7, ProLogis shall, and shall cause each other Company to, allow Administrative Agent (or its Related Parties who may be accompanied by a Related Party of one (1) or more Lenders) to inspect any of its properties, to review reports, files, and other records and to make and take away copies thereof, and to discuss (provided that ProLogis is given the opportunity to be present for such discussions) any of its affairs, conditions, and finances with its directors, officers, employees, or representatives from time to time upon reasonable notice, during normal business hours; provided that unless a Default has occurred and is continuing and except in the case of Administrative Agent and its Related Parties, such inspections shall be at the applicable Lender’s sole cost and expense.
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     6.11 Use of Proceeds. Each Borrower shall use the proceeds of the Term Loans for general corporate purposes not in contravention of any Law or of any Loan Document.
     6.12 REIT Status. ProLogis shall, at all times, qualify as a REIT (including its organization and method of operations and those of its Consolidated Subsidiaries).
ARTICLE VII
NEGATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder or any Term Loan or other Obligation shall remain unpaid or unsatisfied:
     7.1 Investments. ProLogis shall not permit, as of any date, the Companies’ aggregate direct and indirect Investments in raw land, Non-Industrial Properties, and Refrigerated Warehouse Properties (including the Companies’ Share of all such Investments of Unconsolidated Affiliates of the Companies) to exceed in the aggregate twenty-five percent (25%) of Total Asset Value.
     7.2 Secured Indebtedness. ProLogis shall not permit the aggregate amount of all Secured Debt (including the Companies’ Share of all Secured Debt of Unconsolidated Affiliates of the Companies) at any time outstanding to exceed twenty-five percent (25%) of Total Asset Value.
     7.3 Fundamental Changes. ProLogis shall not, and shall not permit any other Company to, merge, dissolve, liquidate, consolidate with or into another Person, except that, so long as no Default exists or would result therefrom:
     (a) any Consolidated Subsidiary may merge with ProLogis, provided that ProLogis shall be the continuing or surviving Person;
     (b) any Consolidated Subsidiary may merge with any one or more other Consolidated Subsidiaries; and
     (c) any Company (other than ProLogis) may be voluntarily dissolved or liquidated under the laws of its jurisdiction of organization (excluding any Debtor Relief Law).
     7.4 Dispositions. ProLogis shall not, and shall not permit any other Company to, make any Disposition, except:
     (a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;
     (b) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or
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(ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of similar replacement property;
     (c) Dispositions of property by any Consolidated Subsidiary to ProLogis or another Consolidated Subsidiary;
     (d) Dispositions permitted by Section 7.3;
     (e) leases of Properties in the ordinary course of business;
     (f) Dispositions of Refrigerated Warehouse Properties (and of Consolidated Subsidiaries that own primarily Refrigerated Warehouse Properties);
     (g) sales or other transfers of assets to Property Funds; and
     (h) other sales or other transfers of assets during any period of four (4) consecutive fiscal quarters having a fair market value of not more than twenty percent (20%) of the fair market value of all assets of the Companies as of the first (1st) day of such period or, if greater, immediately prior to such sale or transfer;
provided that any Disposition pursuant to clauses (a), (b), (f), (g) and (h) shall be for fair market value.
     7.5 Restricted Payments. ProLogis shall not, and shall not permit any other Company to, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:
     (a) any Consolidated Subsidiary may make Restricted Payments to ProLogis or another Consolidated Subsidiary;
     (b) so long as no Default exists of would result therefrom, any Consolidated Subsidiary may make Restricted Payments to any other Person that owns an Equity Interest in such Consolidated Subsidiary, so long as payments are concurrently made ratably to all holders of the type of Equity Interest in respect of which such Restricted Payment is being made;
     (c) any Company may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;
     (d) any Company may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests;
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     (e) ProLogis may purchase, redeem or otherwise acquire any of its Equity Interests; provided that (i) no Default exists before or after giving effect to such purchase, redemption or other acquisition, and (ii) the aggregate purchase price, redemption price or other acquisition price of all such purchases, redemptions or other acquisitions shall not exceed $400,000,000 in the aggregate during the term of this Agreement; and
     (f) ProLogis may make Permitted Distributions.
     7.6 Change in Nature of Business. ProLogis shall not, and ProLogis shall not permit any other Company to, engage in any material line of business substantially different from those lines of business conducted by the Companies and its subsidiaries on the date hereof or any business substantially related or incidental thereto.
     7.7 Transactions with Affiliates. ProLogis shall not, and shall not permit any other Company to, enter into any transaction of any kind with any Affiliate of ProLogis, whether or not in the ordinary course of business; provided that the foregoing restriction shall not apply to (a) transactions with existing shareholders of Consolidated Subsidiaries and Unconsolidated Affiliates, (b) transactions in the ordinary course of business (i) on fair and reasonable terms substantially as favorable to ProLogis or such Company as would be obtainable by ProLogis or such Company at the time in a comparable arm’s length transaction with a Person other than an Affiliate or (ii) that comply with the requirements of the North America Security Administrators Association’s Statement of Policy of Real Estate Investment Trusts, (c) payments to or from such Affiliates under leases of commercial space on market terms, (d) payment of fees under asset or property management agreements under terms and conditions available from qualified management companies, (e) intercompany Liabilities and other Investments between any Company and its Consolidated Subsidiaries and Unconsolidated Affiliates otherwise permitted pursuant to this Agreement, (f) transactions between Companies, and (g) transactions otherwise permitted hereunder.
     7.8 Negative Pledge Agreements; Burdensome Agreements.
     (a) ProLogis shall not, and shall not permit any other Company to, enter into any negative pledge or other agreement with any other Person such that ProLogis shall be prohibited from granting to Administrative Agent, for the benefit of Administrative Agent and Lender, a first-priority Lien in any Unencumbered Property with Adjusted EBITDA that is used in the calculation of Unencumbered Debt Service Coverage Ratio.
     (b) ProLogis shall not permit any Consolidated Subsidiary to enter into any Contractual Obligation (other than this Agreement, any other Loan Document or any other agreement or document evidencing or governing Indebtedness of such Consolidated Subsidiary) that limits the ability of such Consolidated Subsidiary to make Restricted Payments to any Company.
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     7.9 Use of Proceeds. Borrowers shall not use the proceeds of the Term Loans, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.
     7.10 Financial Covenants.
     7.10.1 Consolidated Net Worth. ProLogis shall not permit Consolidated Net Worth at any time to be less than the sum of (a) $2,500,000,000, and (b) an amount equal to seventy percent (70%) of the aggregate increases in Shareholders’ Equity after October 6, 2005 by reason of the issuance and sale of Equity Interests of any Company (other than (x) the issuance and sale of preferred Equity Interests in substitution and replacement of other preferred Equity Interests that ProLogis redeemed or otherwise acquired pursuant to a Permitted Redemption to the extent that the net proceeds from such issuance and sale do not exceed the amount of such Permitted Redemption and (y) issuances to a Company), including upon any conversion of debt securities of any Company into such Equity Interests.
     7.10.2 Consolidated Leverage Ratio. ProLogis shall not permit the Consolidated Leverage Ratio at any time to be greater than the Maximum Leverage Ratio.
     7.10.3 Fixed Charge Coverage Ratio. ProLogis shall not permit the Fixed Charge Coverage Ratio, as of the last day of any fiscal quarter, to be less than 1.75 to 1.0.
     7.10.4 Unencumbered Debt Service Coverage Ratio. ProLogis shall not permit the Unencumbered Debt Service Coverage Ratio, as of the last day of any fiscal quarter, to be less than 1.75 to 1.0.
For purposes of calculating the covenants set forth in this Section 7.10, the amount included in such calculations with respect to any Qualified Bridge Loan as a result of ProLogis’ or any other Company’s guaranty of such Qualified Bridge Loan shall be limited to the Companies’ Share of such Qualified Bridge Loan from the date of incurrence of such Qualified Bridge Loan until the date that is one hundred and twenty (120) days after the incurrence thereof so long as no default or event of default has occurred and is continuing under such Qualified Bridge Loan.
ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES
     8.1 Events of Default. Any of the following shall constitute an Event of Default:
     8.1.1 Non-Payment. Any Borrower fails to pay (a) when and as required to be paid herein, any amount of principal of any Term Loan, or (b) within three (3) Business Days after the same becomes due, any interest on any Term Loan, or any fee due hereunder, or (c) within five (5) days after the same becomes due, any other amount payable hereunder or under any other Loan Document.
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     8.1.2 Specific Covenants. ProLogis (or, if applicable, any other Borrower) fails to perform or observe any term, covenant or agreement contained in any of Section 6.10, 7.2, 7.5, or 7.10.
     8.1.3 Other Defaults. ProLogis (or, if applicable, any other Borrower) fails to perform or observe any other covenant or agreement (not specified in Section 8.1.1 or 8.1.2 above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days (less, in the case of Section 6.3, the number of days between the date a Responsible Officer of ProLogis obtained knowledge of such failure and the date that notice thereof is given pursuant to Section 6.3) after the first to occur of (a) a Responsible Officer of ProLogis obtaining knowledge of such failure or (b) ProLogis’ receipt of notice from Administrative Agent of such failure; provided that if such failure is of such a nature that can be cured but cannot with reasonable effort be completely cured within thirty (30) days, then such thirty (30) day period shall be extended for such additional period of time (not exceeding thirty (30) additional days) as may be reasonably necessary to cure such failure so long as ProLogis commences such cure within such thirty (30) day period and diligently prosecutes same until completion.
     8.1.4 Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made.
     8.1.5 Cross-Default.
     (a) Any Company fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder or under any other Loan Document and Indebtedness under Swap Contracts) having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $50,000,000; or
     (b) Any Company fails to observe or perform any other agreement or condition relating to in respect of any Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause Indebtedness having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $50,000,000, to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or
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     (c) There occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which ProLogis or any Consolidated Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which ProLogis or any Consolidated Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by ProLogis or such Consolidated Subsidiary as a result thereof is greater than $50,000,000.
     8.1.6 Insolvency Proceedings, Etc. Any Company institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any Company or to all or any material part of its property is instituted without the consent of such Company and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding.
     8.1.7 Inability to Pay Debts; Attachment. (a) Any Company becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (b) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any Company and is not released, vacated or fully bonded within thirty (30) days after its issue or levy.
     8.1.8 Judgments. There is entered against any Company (a) a final judgment or order for the payment of money in an aggregate amount exceeding $50,000,000 (to the extent not covered by insurance as to which the insurer does not dispute coverage), or (b) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (i) enforcement proceedings are commenced by any creditor upon such judgment or order, or (ii) there is a period of ten (10) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect.
     8.1.9 ERISA. (a) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in Liability of any Company under Title IV of ERISA to such Pension Plan, such Multiemployer Plan or the PBGC in an aggregate amount in excess of $5,000,000, or (b) ProLogis or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal Liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $5,000,000.
North American Fund Bridge Loan Agreement

     8.1.10 Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or ProLogis or any other Borrower contests in any manner the validity or enforceability of any provision of any Loan Document; or ProLogis or any other Borrower denies that it has any or further Liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document.
     8.1.11 Change of Control. (a) A Change of Control occurs or (b) ProLogis shall cease to own Equity Interests of any Affiliate Borrower unless all Term Loans of such Affiliate Borrower have been paid in full.
     8.1.12 Plan Assets. The assets of any Borrower at any time constitute “plan assets” as defined in 29 C.F.R. § 2510.3-101(a)(1) (or any successor regulation).
     8.2 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, Administrative Agent shall, at the request of, or may, with the consent of, Required Lenders, take any or all of the following actions:
     (a) declare the Term Loan Commitments to be terminated, whereupon such commitments shall be terminated;
     (b) declare the unpaid principal amount of all outstanding Term Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Borrower;
     (c) exercise on behalf of itself and each Lender all rights and remedies available to it and Lenders under the Loan Documents;
provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under the Bankruptcy Code of the United States, the unpaid principal amount of all outstanding Term Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of Administrative Agent or any Lender.
     8.3 Application of Funds. After the exercise of remedies provided for in Section 8.2 (or after the Term Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by Administrative Agent in the following order:
     First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to Administrative Agent and amounts payable under Article III) payable to Administrative Agent in its capacity as such;
North American Fund Bridge Loan Agreement

     Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
     Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Term Loans and other Obligations, ratably among Lenders in proportion to the respective amounts described in this clause Third payable to them;
     Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Term Loans, ratably among Lenders in proportion to the respective amounts described in this clause Fourth held by them; and
     Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the applicable Borrower or as otherwise required by Law.
ARTICLE IX
ADMINISTRATIVE AGENT
     9.1 Appointment and Authority. Each Lender hereby irrevocably appoints Bank of America to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent, as applicable, by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of Administrative Agent and Lenders, and Borrowers shall have no rights as a third-party beneficiary of any of such provisions.
     9.2 Rights as a Lender. The Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with ProLogis or any Subsidiary or other Affiliate thereof as if such Person were not Administrative Agent hereunder and without any duty to account therefor to Lenders.
     9.3 Exculpatory Provisions. Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, Administrative Agent:
(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
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(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by Required Lenders (or such other number, percentage, or group of Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and
(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to ProLogis or any of its Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.
Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of Required Lenders (or such other number, percentage, or group of Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.1 and 8.2) or (ii) in the absence of its own gross negligence or willful misconduct. Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to Administrative Agent by ProLogis or a Lender.
Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document (other than its own statements, warranties, and representations), (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.
     9.4 Reliance by Administrative Agent. Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Term Loan that by its terms must be fulfilled to the satisfaction of a Lender, Administrative Agent may presume that such condition is satisfactory to such Lender unless Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Term Loan. Administrative Agent may consult with legal counsel (who may be counsel for the Companies), independent accountants
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and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     9.5 Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
     9.6 Resignation of Administrative Agent. Administrative Agent may at any time give notice of its resignation to Lenders and ProLogis. Upon receipt of any such notice of resignation, Required Lenders shall have the right, in consultation with ProLogis, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of a bank with an office in the United States. If no such successor shall have been so appointed by Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if Administrative Agent shall notify ProLogis and Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, and (b) all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender directly, until such time as Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by ProLogis to a successor Administrative Agent shall be the same as (but without duplication with) those payable to its predecessor unless otherwise agreed between ProLogis and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.4 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
     9.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender or any of their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender or any of their respective Related Parties and
North American Fund Bridge Loan Agreement

based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
     9.8 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Borrower, Administrative Agent (irrespective of whether the principal of any Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise
(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Administrative Agent and their respective agents and counsel and all other amounts due Lenders and Administrative Agent under Sections 2.6 and 10.4) allowed in such judicial proceeding; and
(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders, to pay to Administrative Agent any amount due Administrative Agent under Sections 2.6 and 10.4.
Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
ARTICLE X
MISCELLANEOUS
     10.1 Amendments, Etc. Except as otherwise expressly provided herein, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by ProLogis or any other Borrower therefrom, shall be effective unless in writing signed by Required Lenders and ProLogis and acknowledged by Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided no amendment, waiver or consent shall:
North American Fund Bridge Loan Agreement

     (a) postpone any date fixed by this Agreement or any other Loan Document for any scheduled or mandatory payment of principal, interest, fees or other amounts due to any Lender hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;
     (b) extend or increase the Term Loan Commitment of any Lender (or reinstate any Term Loan Commitment terminated pursuant to Section 8.2) without the written consent of such Lender;
     (c) reduce the principal of, or the rate of interest specified herein on, any Term Loan, or any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender and/or Administrative Agent directly affected thereby; provided that only the consent of Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of any Borrower to pay interest at the Default Rate;
     (d) change Section 2.10 or Section 8.3 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each affected Lender;
     (e) change any provision of this Section 10.1, the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of the aggregate Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender; and
     (f) release ProLogis from the ProLogis Guaranty without the written consent of each Lender;
and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent in addition to Lenders required above, affect the rights or duties of Administrative Agent under this Agreement or any other Loan Document. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Term Loan Commitment of such Lender may not be increased or extended without the consent of such Lender.
     10.2 Notices; Effectiveness; Electronic Communication.
     10.2.1 Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
North American Fund Bridge Loan Agreement

     (a) if to Borrowers or Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.2; and
     (b) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in Section 10.2.2, shall be effective as provided in such Section 10.2.2.
     10.2.2 Electronic Communications. Notices and other communications to Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender, as applicable, has notified Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Administrative Agent or ProLogis may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless Administrative Agent otherwise prescribes, (a) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (b) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (a) of notification that such notice or communication is available and identifying the website address therefor.
     10.2.3 The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY,
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FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s or Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided that in no event shall any Agent Party have any liability to any Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
     10.2.4 Change of Address, Etc. Any Borrower or Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to ProLogis and Administrative Agent. In addition, each Lender agrees to notify Administrative Agent from time to time to ensure that Administrative Agent has on record (a) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (b) accurate wire instructions for such Lender.
     10.2.5 Reliance by Administrative Agent and Lenders. Administrative Agent and Lenders shall be entitled to rely and act upon any notice (including any telephonic Loan Notice) purportedly given by or on behalf of any Borrower even if (a) such notice was not made in a manner specified herein, was incomplete or was not preceded or followed by any other form of notice specified herein, or (b) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Each Borrower shall indemnify Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on any notice purportedly given by or on behalf of any Borrower. All telephonic notices to and other telephonic communications with Administrative Agent may be recorded by Administrative Agent, and each of the parties hereto hereby consents to such recording.
     10.3 No Waiver; Cumulative Remedies. No failure by any Lender or Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
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     10.4 Expenses; Indemnity; Damage Waiver.
     10.4.1 Costs and Expenses. ProLogis shall pay (a) all reasonable out-of-pocket expenses incurred by Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for Administrative Agent), in connection with (x) the syndication of the credit facilities provided for herein and the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents and (y) any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated); provided that ProLogis shall have no liability under clause (x) for any fees, charges, or disbursements of any counsel other than Haynes and Boone, LLP, and any other counsel selected by Administrative Agent and approved by ProLogis (such approval not to be unreasonably withheld or delayed) and (b) all reasonable out-of-pocket expenses incurred by Administrative Agent, any Lender (including the reasonable fees, charges and disbursements of any counsel for Administrative Agent or any Lender), and shall pay all fees and time charges for attorneys who may be employees of Administrative Agent or any Lender, in connection with the enforcement or protection of its rights (i) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (ii) in connection with the Term Loans, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations arising hereunder.
     10.4.2 Indemnification. ProLogis shall indemnify Administrative Agent (and any sub-agents thereof), each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all reasonable fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower arising out of, in connection with, or as a result of (a) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (b) any Term Loan or the use or proposed use of the proceeds therefrom, (c) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any Affiliate, or any Environmental Liability related in any way to any Borrower or any Affiliate, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower, and regardless of whether any Indemnitee is a party thereto, in all cases whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages,
North American Fund Bridge Loan Agreement

liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties or (y) result from a claim brought by any Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
     10.4.3 Reimbursement by Lenders. To the extent that ProLogis for any reason fails to indefeasibly pay any amount required under Section 10.4.1 or 10.4.2 to be paid by it to Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to Administrative Agent (or any such sub-agent), such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of Lenders under this Section 10.4.3 are subject to the provisions of Section 2.9.3.
     10.4.4 Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Term Loan or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby except to the extent that such damages are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.
     10.4.5 Payments. All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.
     10.4.6 Survival. The agreements in this Section shall survive the resignation of Administrative Agent, the replacement of any Lender, the termination of the Term Loan Commitments, and the repayment, satisfaction or discharge of all other Obligations.
     10.5 Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to Administrative Agent or any Lender, or Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required
North American Fund Bridge Loan Agreement

(including pursuant to any settlement entered into by Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each applicable Lender severally agrees to pay to Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
     10.6 Successors and Assigns.
     10.6.1 Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (a) to an Eligible Assignee in accordance with the provisions of Section 10.6.2, (b) by way of participation in accordance with the provisions of Section 10.6.4 of this Section, or (c) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.6.6 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and permitted assigns, Participants to the extent provided in Section 10.6.4 and, to the extent expressly contemplated hereby, the Related Parties of Administrative Agent and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement. Notwithstanding the foregoing, any Borrower may assign its rights under this Agreement with respect to all or any portion of the Term Loans made to such Borrower hereunder to a Consolidated Affiliate or Unconsolidated Affiliate of ProLogis that assumes such Borrower’s obligations hereunder with respect to such Term Loans, provided that (x) such assignment and assumption shall not release such Borrower from its obligations with respect to such Term Loans and such Term Loans shall be guaranteed by ProLogis pursuant to the ProLogis Guaranty, and (y) such Consolidated Affiliate or Unconsolidated Affiliate of ProLogis shall execute an assumption agreement in form and substance reasonably acceptable to Administrative Agent and deliver to Administrative Agent the documents described in Sections 4.1.1(c), (d), (e), and (f) with respect to such Consolidated Affiliate or Unconsolidated Affiliate, as the case may be.
     10.6.2 Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Term Loan Commitment and its Term Loan); provided that:
North American Fund Bridge Loan Agreement

     (a) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Term Loan Commitment and Term Loan or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Term Loan Commitment (which for this purpose includes the Term Loan outstanding thereunder) or, if the Term Loan Commitments are not then in effect, the principal outstanding balance of the Term Loan of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of Administrative Agent and, so long as no Event of Default has occurred and is continuing, ProLogis otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;
     (b) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Term Loan or the Term Loan Commitment assigned;
     (c) any assignment of a Term Loan Commitment must be approved by Administrative Agent, unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and
     (d) the parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount (which fee is not an obligation of any Borrower), if any, required as set forth in Schedule 10.6, and the Eligible Assignee, if it is not a Lender, shall deliver to Administrative Agent an Administrative Questionnaire.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.6.3, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled
North American Fund Bridge Loan Agreement

to the benefits of Sections 3.1, 3.4, 3.5, and 10.4 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.6.4.
     10.6.3 Register. Administrative Agent, acting solely for this purpose as an agent of Borrowers, shall maintain at Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of Lenders, and the Term Loan Commitment of, and principal amount of the Term Loan owing to, each Lender pursuant to the terms hereof from time to time (each, a “Register”). The entries in each Register shall be conclusive, and Borrowers, Administrative Agent, and Lenders may treat each Person whose name is recorded in a Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Each Register shall be available for inspection by any party to this Agreement at any reasonable time and from time to time upon reasonable prior notice.
     10.6.4 Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower or Administrative Agent, sell participations to any Person (other than a natural person or ProLogis or any of ProLogis’ Affiliates) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Term Loan Commitment and its Term Loan); provided that (a) such Lender’s obligations under this Agreement shall remain unchanged, (b) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (c) Borrowers, Administrative Agent, and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.1 that affects such Participant. Subject to Section 10.6.5, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.4 and 3.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.6.2. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.8 as though it were a Lender, provided such Participant agrees to be subject to Section 2.9 as though it were a Lender.
     10.6.5 Limitation upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.1 or 3.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with ProLogis’ prior
North American Fund Bridge Loan Agreement

written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.1 unless ProLogis is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrowers, to comply with Section 3.1.6 as though it were a Lender.
     10.6.6 Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     10.6.7 Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
     10.7 Treatment of Certain Information; Confidentiality. Each of Administrative Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any actual or prospective assignee of or Participant in any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Borrower and its obligations, (g) with the consent of ProLogis, or (h) to the extent such Information becomes publicly available other than as a result of a breach of this Section.
For purposes of this Section, “Information” means all information received from ProLogis, or any Consolidated Subsidiary relating to ProLogis, or any Consolidated Subsidiary or any of their respective businesses, other than any such information that is available to Administrative Agent or any Lender on a nonconfidential basis from a source other than ProLogis or any Consolidated Subsidiary.
North American Fund Bridge Loan Agreement

Each of Administrative Agent and each Lender acknowledges that (1) the Information may include material non-public information concerning ProLogis, or any Consolidated Subsidiary, as the case may be, (2) it has developed compliance procedures regarding the use of material non-public information and (3) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.
     10.8 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or such Affiliate to or for the credit or the account of any Borrower against any and all of the obligations of such Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify ProLogis and Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
     10.9 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Term Loans or, if it exceeds such unpaid principal, refunded to the applicable Borrower. In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
     10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each party hereto.
North American Fund Bridge Loan Agreement

Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
     10.11 Severability. If any provision of this Agreement or any other Loan Document is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provision with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provision. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     10.12 Replacement of Lenders. If any Lender requests compensation under Section 3.4, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.1, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then ProLogis may, at its sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.6), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
     (a) ProLogis shall have paid to Administrative Agent the assignment fee specified in Section 10.6.2;
     (b) such Lender shall have received payment of an amount equal to the outstanding principal of its Term Loan, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.5) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Borrower (in the case of all other amounts);
     (c) in the case of any such assignment resulting from a claim for compensation under Section 3.4 or payments required to be made pursuant to Section 3.1, such assignment will result in a reduction in such compensation or payments thereafter; and
     (d) such assignment does not conflict with applicable Laws.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling ProLogis to require such assignment and delegation cease to apply.
North American Fund Bridge Loan Agreement

     10.13 GOVERNING LAW; JURISDICTION; ETC.
     10.13.1 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
     10.13.2 SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK, NEW YORK AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR IN SUCH FEDERAL COURT. EACH PARTY HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ADMINISTRATIVE AGENT OR LENDERS MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
     10.13.3 WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SECTION 10.13.2. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
     10.13.4 SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.2. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
     10.14 Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY
North American Fund Bridge Loan Agreement

HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     10.15 USA PATRIOT ACT NOTICE. Each Lender that is subject to the Act (as defined below) and Administrative Agent (for itself and not on behalf of any Lender) hereby notify Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender or Administrative Agent, as applicable, to identify such Borrower in accordance with the Act.
     10.16 Time of the Essence. Time is of the essence of the Loan Documents.
     10.17 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
[Signature pages follow.]
North American Fund Bridge Loan Agreement

Executed to be effective as of the date indicated above.
BANK OF AMERICA, N.A., as Administrative Agent and a Lender

By:	/s/ Will T. Bowers, Jr.

Will T. Bowers, Jr.
Senior Vice President
Signature Page to ProLogis — North American Fund Bridge Loan Agreement

PROLOGIS, a Maryland real estate investment trust

By:	/s/ Phillip D. Joseph, Jr.

Phillip D. Joseph, Jr.
First Vice President
PROLOGIS NORTH AMERICAN INDUSTRIAL FUND III, LP,
a Delaware limited partnership

By:	PROLOGIS NA INDUSTRIAL FUND III GP LLC,
its general partner

	By:	PROLOGIS NA REIT II LLC,
its sole member

		By:	PROLOGIS NORTH AMERICAN INDUSTRIAL FUND II, LP,
its sole member

			By:	PROLOGIS NA INDUSTRIAL FUND II GP LLC,
its general partner

				By:	PROLOGIS NORTH AMERICAN INDUSTRIAL FUND, LP,
its sole member

					By:	PROLOGIS NA INDUSTRIAL FUND GP LLC,
its general partner

						By:	PROLOGIS,
its sole member

							By:	/s/ Phillip D. Joseph, Jr.

Phillip D. Joseph, Jr.
First Vice President
Signature Page to ProLogis — North American Fund Bridge Loan Agreement

PROLOGIS NORTH AMERICAN INDUSTRIAL FUND IV, LP,
a Delaware limited partnership

By:	PROLOGIS NA INDUSTRIAL FUND IV GP LLC,
its general partner

	By:	PROLOGIS NA REIT III LLC,
its sole member

		By:	PROLOGIS NORTH AMERICAN INDUSTRIAL FUND II, LP,
its sole member

			By:	PROLOGIS NA INDUSTRIAL FUND II GP LLC,
its general partner

				By:	PROLOGIS NORTH AMERICAN INDUSTRIAL FUND, LP,
its sole member

					By:	PROLOGIS NA INDUSTRIAL FUND GP LLC,
its general partner

						By:	PROLOGIS,
its sole member

							By:	/s/ Phillip D. Joseph, Jr.

Phillip D. Joseph, Jr.
First Vice President
PROLOGIS THIRD U.S. PROPERTIES LP, a Delaware limited partnership

By:	PROLOGIS THIRD GP LLC,
its general partner

	By:	PROLOGIS MANAGEMENT INCORPORATED,
its manager

		By:	/s/ Phillip D. Joseph, Jr.

Phillip D. Joseph, Jr.
First Vice President
Signature Page to ProLogis — North American Fund Bridge Loan Agreement